December 31, 2008

Bohn H. Crain
Radiant Logistics, Inc., CEO
1227 120 Avenue NE
Bellevue, WA  98005

RE: Modification to Employment Agreement

Dear Bohn:

This letter agreement is intended to constitute a formal binding modification to your Employment Agreement with Radiant Logistics, Inc. (the “Company”) effective January 13, 2006 (the “Employment Agreement”).  Prior to the amendments made in this letter agreement, the Employment Contract was operated in good faith compliance with Section 409A of the Code, including, as applicable, IRS Notice 2005-1 and the Proposed Treasury Regulations issued with respect to Section 409A of the Code for taxable years beginning prior to January 1, 2009.  The Employment Agreement is hereby modified, effective for the tax year beginning January 1, 2009, as follows:

1.           Section 2.2 of the Employment Agreement shall be the Employment Agreement shall be amended by deleting the section in its entirety and replacing it with the following:

“Subject to the provisions of Section 6, the Employment Period for the Executive's employment under this Agreement will continue through December 31, 2013, and shall be automatically renewed for consecutive one-year renewal terms thereafter, unless, not less than sixty (60) days prior to the end of the original term or any renewal term, either party gives the other party written notice of termination of employment which termination shall be effective as of the end of such original term or renewal term. In the event of a Change of Control during the original term or any renewal term, the Employment Period for the Executive’s employment under this Agreement will be automatically extended to a five (5) year term.

2.           Section 3.1(d) shall be added to the Employment Agreement by inserting the following:

“(d)           Timing of Payments.  Any bonus payments due to Executive under Section 3.1(b) of this Agreement  and any reimbursement payments due to Executive under Section 3.1(c) of this Agreement shall be made no later than the fifteenth (15th) day of the third (3rd) month of the year following the year in which the payment and/or reimbursement was earned or accrued.”

3.           Section 6.2 of the Employment Agreement shall be amended by deleting the section in its entirety and replacing it with the following:

“6.2           TERMINATION PAY

Effective upon the termination of Executive’s employment under this Agreement, which termination constitutes a separation from service as defined in Treasury Regulations § 1.409A-1(h), as promulgated under Section 409A of the Code, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) the compensation provided in this Section 6.2:

(a)           Termination by the Employer For Cause or Termination by Executive Without Good Reason. If the Employer terminates this Agreement for cause or Executive resigns or terminates his employment for other than Good Reason, the Executive will be entitled to receive his Basic Compensation only through the date such termination is effective and any current and carried-over unused vacation days, but will not be entitled to any accrued bonus compensation for the calendar year during which such termination occurs, however, will be entitled to retain any bonus compensation paid prior to such termination. Executive's options will be treated, in this case, as set forth in any option agreement between Executive and Employer.

(b)           Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive's Disability, the Employer will continue to pay the Executive his Basic Compensation for a period of one (1) year following such termination, set-off by any disability insurance benefits payable to Executive under any disability insurance coverage furnished by the Employer to the Executive. Executive shall also be entitled to receive that part of the Executive's accrued bonus compensation, if any, for the calendar year during which his Disability occurs, prorated through the end of the calendar quarter during which his termination is effective. If this Agreement is terminated as a result of the Executive's Disability, Executive shall fully vest in 100% of all options which Executive received in connection with his employment by Employer, and Executive shall have the full term of such Options in which to exercise any or all of them, notwithstanding any accelerated exercise period contained in any such Option.

(c)           Termination upon Death. If this Agreement is terminated because of the Executive's death, Employer will continue to pay Executive's estate his Basic Compensation for a period of one (1) year, and that part of the Executive's accrued bonus compensation, if any, for the calendar year during which his death occurs, prorated through the end of the calendar month during which his death occurs. If this Agreement is terminated as a result of the Executive's death, Executive shall fully vest in 100% of all options which Executive received in connection with his employment by Employer, and Executive shall have the full term of such Options in which to exercise any or all of them, notwithstanding any accelerated exercise period contained in any such Option.

               (d)            Termination by Executive For Good Reason or Termination by Employer Without Cause Prior to a Change of Control. If prior to a Change of Control this Agreement is terminated by Executive for Good Reason, or if this Agreement is terminated by Employer other than For Cause then (i) Employer shall continue to pay to Executive his Basic Compensation (including for this purpose the greater of Executive's most recent annual bonus or his Target Incentive bonus), for the remaining term under this Employment Agreement; and (ii) all options in Employer which Executive received in connection with his employment by Employer shall immediately vest and Executive shall have the full term of such Options in which to exercise any or all of them, notwithstanding any accelerated exercise period contained in any such Option.

(e)           Termination by Executive For Good Reason or Termination by Employer Without Cause Following a Change of Control.  If following a Change of Control this Agreement is terminated by Executive for Good Reason or by Employer other than For Cause, then Employer shall within ten (10) days after the date of termination pay to Executive in cash: (i) an amount equal to 2.99 times Executive's Basic Compensation calculated at the rate in effect on the date of termination; (ii) current and carried-over unused vacation days; and (iii) all other amounts to which Executive is entitled, including (A) any bonus to which Executive would have been entitled had he remained employed by Employer for a period of three (3) years following the date of termination (calculated on an annual basis as the greater of Executive’s most recent annual bonus or the Target Incentive bonus) , (B) any expense reimbursement amounts accrued to the effective date of termination, and (C) any amounts under any other benefit plan of the Employer, in each case at the time such payments are due, which shall be no later than the fifteenth (15th) day of the third (3rd) month in the year following the year in which the payment was earned or accrued.  Also, for three years following the date of termination, the Employer shall continue to provide Executive with all fringe benefits or the economic equivalent thereof he was receiving as of the date of termination, including, without limitation, all health, life and disability insurance he was receiving immediately prior to the date of termination, or the economic equivalent thereof, as if he were actually employed for that period. Moreover, any Options held by Executive which were not fully exercisable on the date of Executive's termination pursuant to this Section 6 shall vest and immediately become fully exercisable by Executive upon the date of termination, and Executive shall have the following term of such Options in which to exercise any or all of them, notwithstanding any accelerated exercise period contained in any such Option.

Any installment payments made hereunder shall be treated as separate payments for purposes of this Section 6.2.  Any bonus payments made to Executive under this Section 6.2 shall be paid in a lump sum amount within ninety (90) days of the date of termination with the exact date being determined at the Employer’s sole discretion.

4.           Section 12.15 shall be added to the Employment Agreement by adding the following:

“12.15                                INTERNAL REVENUE CODE SECTION 409A

Notwithstanding any provision of this Agreement to the contrary, if, as of the date on which the Executive sustains a Separation from Service, the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by the Company to the Executive hereunder during the first six (6) month period following the Date of a Termination shall not be paid until the date which is the first business day following the six-month anniversary of the Executive’s Date of Termination and continuing on each applicable successive payroll date thereafter.  The foregoing delay in payments shall not apply if the Date of Termination is a result of the Executive’s death.  Further, the foregoing delay shall not apply after such time, if any, following the Date of Termination and preceding the end of the 6-month period that the Executive dies.  Any deferred compensation payments delayed in accordance with the terms of this Section 12.15 shall be paid in a lump sum on the first business day of the seventh month following the Date of Termination and shall be adjusted for earnings in accordance with the applicable short term rate under Section 1274(d) of the Code.  In addition, the parties shall cooperate fully with one another to ensure compliance with Section 409A, including, without limitation, adopting amendments to arrangements subject to Section 409A and operating such arrangements in compliance with Section 409A; provided, however, nothing in this Section 12.15 shall require the Executive to reduce his compensation.

Notwithstanding any provision of this Agreement to the contrary, the Company will pay the severance benefits under this Agreement to Executive in substantially equal periodic installments in accordance with the Company’s general payroll practices, beginning on the first payroll date following the date of Executive’s termination of employment, continuing on each applicable successive payroll date thereafter, and ending when the applicable severance period under this Agreement ends.  For all purposes of Section 409A of the Code and the related Treasury Regulations, any severance pay due to Executive under this Agreement shall be treated as an entitlement to a series of separate payments.”

5.           Ratification.  Except as expressly amended hereby, the Employment Agreement is hereby ratified and confirmed in all respects and shall continue in full force and effect.  This Amendment and the Employment Agreement shall hereafter be read and construed together as a single document.

6.           Amendments; Governing Law.  This Amendment may not be changed orally but only by a written instrument signed by the parties hereto.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the rules governing the conflicts of laws.

7.           Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.

8.           Miscellaneous.

(a)           Capitalized terms utilized in this Letter Agreement shall, unless otherwise defined herein, have the meaning ascribed under the Employment Agreement;

(b)           Except as set forth in this Letter Agreement, the Employment Agreement shall remain in full force and effect.

Kindly place your signature on the line provided below indicating your agreement to the terms set forth above.

Sincerely,

RADIANT LOGISTICS, INC.

BY:  ____________________________________
Bohn H. Crain
CEO

Accepted by:

________________________________________
BOHN H. CRAIN

DATED: _________________________________